Exhibit 20.1

                                         Contacts:  Greg Rossiter (901) 395-4440
                                                    Shirlee Clark (901) 395-3463

                   FEDERAL EXPRESS CREATES NEW TRANSPORTATION
                                   POWERHOUSE

               FedEx Completes Acquisition of Caliber System, Inc.
                         FDX Stock Begins Trading Today

         New York (Jan. 28, 1998) -- Trading begins this morning in shares of FDX Corp. (NYSE: FDX), the new holding company comprising Federal Express Corp. (FedEx) and Caliber System, Inc., following yesterday's consummation of the transaction. FDX Corp., a $15 billion global transportation and logistics powerhouse, will offer a broad portfolio of services at a level of excellence unmatched by the competition. FDX companies' goal is to align their services through an automated "single point of access" for customers, using the most advanced technology systems in the industry.

         "FDX Corp. will have an immense impact on the future of the transportation industry by setting a new direction for the way goods and services will be delivered," said FDX Corp. Chairman, President and CEO Frederick W. Smith. "Customers increasingly demand a complete, seamless solution to supply chain management needs on a global basis, and the FDX companies will be able to offer it," Smith added.

         The world's leader in express shipping, FedEx, has joined with the Caliber System companies, recognized for their expertise in business-to-business ground transportation, logistics and distribution solutions. "This is a strong complementary fit; the whole can become greater than the sum of its parts," added Smith.

A bright future

         The creation of FDX Corp. comes at an opportune time for the new shipping giant. With trends like "just-in-time" delivery, accelerated global sourcing and selling, and explosive growth in Internet-based commerce, FDX Corp. is uniquely positioned to capitalize on these developments.

         The Colography Group, a leading research and consulting company, projects that expedited cargo revenue will climb to $134 billion by 2007, nearly doubling the 1997 total of $69.6 billion. Key findings taken from The Colography Group's recent survey of 100,000 shippers reveal that:

         o Explosive demand for high-value items such as personal computers, electronics and telecommunications equipment requires the use of high-speed, premium transportation to cut massive inventory costs and to accelerate product deliveries to consumers. Proof of this is that inventory costs, when measured as a relative percentage of total distribution costs, have nearly doubled over the last 20 years.

         o Fast, time-definite services also give companies more flexibility in managing their manufacturing and distribution programs, which reduces the risk of overproducing and having to divert excess products to warehouses.

A new brand of leadership

         Today's business leaders are looking for a transportation company that offers: speed and reliability to serve markets locally and globally; advanced information systems that automate and streamline the supply chain; and logistics and electronic solutions that bring results to the bottom line.

         FDX companies' goal is to provide such services to customers through an automated "single point of access" by aligning the most advanced shipping automation and electronic commerce technologies in the industry. The sales forces and marketing arms of each company will collaborate to offer customers diverse solutions.

         Starting today, via the Internet, customers can track the status of either FedEx or RPS packages through both companies' Web sites. Later this year, customers can look forward to the rollout of a newly developed FDX automated shipping device with enhanced access and functionality covering the full range of services provided by FedEx and RPS.

         All six FDX companies will be operated and managed independently with a shared vision of providing cost-effective, reliable and innovative shipping and logistics solutions. "We've been studying the express and routine transportation markets for 25 years, and I'm convinced that they are distinctly different, each requiring complete focus and dedicated expertise to maximize productivity, customer service and cost-competitiveness," added Smith.



                      *                         *                         *


                              FDX CORP. FACT SHEET

         FDX Corp. and its network of six principal independent operating companies include:

         o        The largest and most powerful express network in the world
                  (FedEx);

         o The second largest business-to-business small package ground service in North America (RPS, Inc.);

         o The largest surface expedited service in the world (Roberts Express, Inc.);

         o The leading LTL carrier in the western United States (Viking Freight, Inc.); and

         o Innovative logistics and warehouse management, order fulfill-ment firms (Caliber Logistics, Inc. and Caliber Technology, Inc.).

Executive Appointments

         Frederick W. Smith will serve as Chairman, President and CEO of the new holding company. Joining him at FDX Corp. are:

         o       Alan B. Graf, Jr., Executive Vice President and CFO;

         o Kenneth R. Masterson, Executive Vice President, General Counsel and Secretary;

         o T. Michael Glenn, Executive Vice President, Market Development and Corporate Communications;

         o       Dennis H. Jones, Executive Vice President and CIO;

         o Joseph C. McCarty, Corporate Vice President and Chief Administrative Officer.

         At FedEx, Theodore L. Weise, a 25-year veteran of the company, has been named President and Chief Executive Officer. Daniel J. Sullivan becomes President and Chief Executive Officer of RPS. At other operating companies, the following Presidents have been named: Roberts Express, R. Bruce Simpson; Caliber Logistics, Thomas I. Escott; Caliber Technology, Gerald A. Long; and Viking Freight, Rodger G. Marticke.

The Transaction

         Shareholders of both companies have approved this transaction. Shares of Federal Express stock will be automatically converted into shares of FDX Corp. on a share-for-share basis. Caliber shareholders receive 0.8 shares of FDX Corp. stock in exchange for each share of Caliber stock they own. The competition approval process has been completed on both a domestic and international level.

         FDX Corp. derives all of its revenues from its principal operating companies. FDX companies combined employ approximately 170,000 people.

The FDX Companies

         FedEx invented express distribution 25 years ago and remains the industry's global leader, providing rapid, reliable, time-definite delivery for more than 211 countries, connecting markets that comprise 90 percent of the world's gross domestic product. Unmatched air-route authorities and transportation infrastructure make FedEx the world's largest express transportation company, that handles nearly 3 million shipments each business day.

         RPS, Inc. is North America's second-largest provider of business-to-business ground small-package delivery services. RPS also provides service to Puerto Rico and 28 European countries. Like FedEx, RPS is a pioneer in applying advanced information technology to meet customer information needs.

         Roberts Express, Inc., the world's largest surface expedited carrier, offers nonstop, time-specific door-to-door delivery (with a guarantee) of time-critical and special-handling shipments within the U.S., Canada and Europe. In keeping with the core competencies of FDX, Roberts' point-to-point surface and air-charter delivery solutions are driven by sophisticated and proprietary shipment-control technology.

         Viking Freight, Inc. is the leading regional freight carrier in the western United States, offering premium next- and second-day less than truckload freight service to 11 states, along with direct steamship service to Alaska and Hawaii.

         Caliber Logistics, Inc. & Caliber Technology, Inc. design, develop and apply integrated logistics and technology solutions that provide a competitive edge for customers worldwide. Services include transportation management, dedicated contract carriage, intermodal transportation, dedicated and shared warehousing, order fulfillment and value-added services such as kitting, subassembly and returnable containers management.